Exhibit 10.3
AMENDMENT 2008-1
NORDSTROM, INC. LEADERSHIP SEPARATION PLAN
The Nordstrom, Inc. Leadership Separation Plan (“Plan”) is amended to exclude certain positions from eligibility, to clarify how the Plan complies with certain provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 409A of the Internal Revenue Code of 1986, as amended, and to delegate amendment authority.
1. Article II Eligible Employees is amended by adding the following sentence to the end of Section B:
“Employees holding the following positions are not Designated Leadership Employees for purposes of this Plan: President—Nordstrom, Inc.; President—Merchandising; and President—Stores.”
2. Article IV Plan Benefits is amended by adding a new Section G., as follows:
“G. Administration of Benefits.
1. Welfare Plan Under ERISA. The Plan is intended to be an employee welfare benefit plan governed by ERISA. Therefore, in accordance with 29 CFR § 2510.3-2(b), the following rules apply to benefits paid under the Plan:
a. Payments are not contingent, directly or indirectly, on a Participant’s retirement;
b. The total amount of payments under this Plan cannot exceed the equivalent of twice the Participant’s annual compensation during the year immediately preceding the Participant’s termination of employment; and
c. All payments to the Participant under the Plan are completed within 24 months after the Participant’s termination of employment.
2. Compliance with Code Section 409A. It is intended that benefits provided under the Plan will qualify for exemptions contained in final regulations under Code Section 409A. Therefore, severance benefits will be paid according to the following rules.
a. Cash Severance Benefits and Cash in Lieu of COBRA Contributions. Cash Severance Benefits and cash in lieu of COBRA contributions will be paid in a single lump sum on or before the last day of either of the following periods, whichever is later:
     (i) the 15th day of the third month following the end of the calendar year in which the Participant’s Involuntary Termination occurs; or
leadership separation plan
amendment 2008-1

     (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the Participant’s Involuntary Termination occurs.
b. Outplacement Services and Relocation Benefits. Outplacement Services and Relocation Benefits will not be provided for periods beyond the last day of the second calendar year following the calendar year in which the Participant’s Involuntary Termination occurred, provided that all reimbursements must be paid not later than the third calendar year following the calendar year in which the Participant’s Involuntary Termination occurred.”
3. Article VI Amendment and Termination is replaced with the following:
“The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no such amendment or termination will affect the right to any unpaid benefit of any Eligible Leadership Employee who became entitled to such benefits prior to such amendment or termination. The Board of Directors has the authority to amend or terminate the Plan. The Compensation Committee has the authority to amend the Plan. The Company’s senior officer with responsibility for Human Resources has the authority to approve technical, administrative, editorial, and compliance amendments recommended by legal counsel, including any amendments that are necessary to bring the Plan into legal compliance or to clarify operation of the Plan.”
Approved pursuant to proper authority this 19th day of November 2008.

NORDSTROM, INC.

By:	Delena Sunday

Title:	Executive Vice President
Human Resources and Diversity Affairs
leadership separation plan
amendment 2008-1

2